As filed with the Securities and Exchange Commission on DECEMBER 29, 2000
                                                      Registration No.
============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under

                           THE SECURITIES ACT OF 1933
                                 --------------

                             SOFTQUAD SOFTWARE, LTD.
                          (exact name of registrant as
            DELAWARE      specified in its charter)           65-0877744
 (State or other jurisdiction of                 (I.R.S. Employer Identification
 incorporation or organization)                                  Number)


                       161 EGLINTON AVENUE EAST, SUITE 400
                             TORONTO, ON                      M4P 1J5
             (Address of Principal Executive Offices)        (Zip Code)

                 SOFTQUAD SOFTWARE, LTD. 2000 STOCK OPTION PLAN
                            (Full title of the Plan)

                                 DAVID R. LEWIS
                             CHIEF FINANCIAL OFFICER
                             SOFTQUAD SOTFWARE, LTD.
                       161 EGLINTON AVENUE EAST, SUITE 400
                                TORONTO, ONTARIO
                                 CANADA M4P 1J5
                                  416-554-3001
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:
                              Michael J. Shef, Esq.
                                Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                  212-704-6140

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
============================================ ================= ====================== ==================== ===================
                                                                     Proposed              Proposed
     Title of each class of Securities          Amount to             Maximum               Maximum            Amount of
             to be Registered                 be Registered       Offering Price           Aggregate          Registration
                                                   (1)               Per Share          Offering Price            Fee
-------------------------------------------- ----------------- ---------------------- -------------------- -------------------
Common Stock, $.001 par value                     4,899,500          $2.2451(2)          $10,999,867           $2,749.97
 per share
-------------------------------------------- ----------------- ---------------------- -------------------- -------------------

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from antidilution adjustments.

(2)  Based upon a weighted average exercise price of $2.2451 per share.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by SoftQuad Software, Ltd. (the "Company") with the Securities and Exchange Commission (Commission File No. 000-26327), are incorporated by reference in this Registration
Statement:

(1) The Company's Annual Report on Form 10-KSB for the year ended September 30, 2000

(2)      The Company's Current Report on Form 8-K dated December 5, 2000

(3) The Company's Definitive Information Statement on Schedule 14C dated March 21, 2000

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not required, since the registrant's common stock is registered under
Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

            The Certificate of Incorporation of the Company provides that it shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal by reason of the fact that he or she is or was a director, officer, fiduciary or agent of the Company or is or was serving at the request of the Company as a director, officer, fiduciary or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan.

            In March 2000, the Company obtained $20 million of directors' and officers' liability insurance. These policies insure the past, present and future directors and officers of the Company with certain exceptions, from claims, including claims arising under federal and state securities laws, arising out of any error, omission, misstatement, misleading statement, neglect or breach of duty or act by any of them while acting in their respective capacities as such.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number            Description
------            -----------
5.1               Opinion of Parker Chapin LLP, as to the legality of the common stock being offered.
23.1              Consent of Parker Chapin LLP (included in their opinion filed as Exhibit 5.1).
23.2              Consent of Deloitte & Touche.
99.1              2000 Stock Option Plan. (1)
99.2              Form of Non-Qualified Stock Option Contract under the 2000 Stock Option Plan. (1)
--------------
(1)    Incorporated by reference to the Company's Quarterly Report on Form
       10-QSB for the quarter ended June 30, 2000.

ITEM 9.  UNDERTAKINGS.

A.  Post-Effective Amendments.
------------------------------

            The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  Subsequent Documents Incorporated by Reference.
---------------------------------------------------

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Claims for Indemnification.
-------------------------------

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or other controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on December 29, 2000.

                                                    SOFTQUAD SOFTWARE, LTD.

                                                    By:  /s/ David R. Lewis
                                                        ------------------------
                                                         David R. Lewis
                                                         Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on December 29, 2000.

SIGNATURE                             TITLE
---------------------------

/s/ Roberto Drassinower               Director and Chief Executive Officer
---------------------------
Roberto Drassinower


/s/ Andrew Muroff                     Director and President
---------------------------
Andrew Muroff


/s/ David R. Lewis                    Chief Financial Officer and
---------------------------           Chief Accounting Officer
David R. Lewis


/s/ Joan Dea                          Director
---------------------------
Joan Dea


/s/ Robert Bagga                      Director
---------------------------
Robert Bagga


/s/ Lawrence Goldberg                 Director
---------------------------
Lawrence Goldberg


/s/ Brock Armstrong                   Director
---------------------------
Brock Armstrong